UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):            January 20, 2016

AMREP CORPORATION
(Exact name of Registrant as specified in its charter)

Oklahoma	1-4702	59-0936128
(State or other jurisdiction of	(Commission File	(IRS Employer
incorporation)	Number)	Identification No.)

300 Alexander Park, Suite 204, Princeton, New Jersey	08540
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (609) 716-8200

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Reference is made to the sale on February 9, 2015 of AMREP Corporation’s Newsstand Distribution Services business and Product Packaging and Fulfillment Services business and the relationship of Michael P. Duloc to AMREP Corporation, each of which is described in Item 1 of Part I of AMREP Corporation’s Form 10-K for the year ended April 30, 2015, which was filed with the Securities and Exchange Commission on July 29, 2015.

On January 20, 2016, American Investment Republic Co. (“Lender”), a subsidiary of AMREP Corporation, entered into a letter agreement with each of DFI Holdings, LLC, KPS Holdco, LLC and their respective subsidiaries (collectively, “Borrowers”), which resolved certain events of default of the Borrowers. Among other things, the letter agreement provided the following:

•	Payment to Lender of approximately $1.6 million, representing the full amount of principal and interest outstanding under the promissory note executed by DFI Holdings, LLC and KPS Holdco, LLC in favor of Lender;

•	Termination of the line of credit promissory note provided by Lender to certain Borrowers. No amount of principal was outstanding under the line of credit promissory note as of the termination date;

•	Termination of the security agreement provided by Borrowers in favor of Lender pursuant to which Borrowers had pledged and granted a security interest in substantially all of their personal property to Lender in order to secure the obligations of Borrowers; and

•	A release and indemnity in favor of Lender and its affiliates with respect to the events of default and the resolution thereof.

The foregoing description of the letter agreement is a summary only and is qualified in all respects by the provisions of such document.

Item 1.02 Termination of a Material Definitive Agreement.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMREP Corporation

Date: January 22, 2016	By:	/s/ Christopher V. Vitale
Name: Christopher V. Vitale
Title: Executive Vice President